As filed with the Commission on June 2, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Air Transport Services Group, Inc.

(Exact name of registrant as specified in its charter)

DE	26-1631624
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

AIR TRANSPORT SERVICES GROUP, INC.

AMENDED AND RESTATED 2005 LONG-TERM INCENTIVE PLAN

(Full Title of the Plan)

145 Hunter Drive

Wilmington, Ohio 45177

(937) 382-5591

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

W. Joseph Payne

Sr. Vice President, Corporate General Counsel & Secretary

145 Hunter Drive

Wilmington, Ohio 45177

(937) 382-5591

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.01 per share, including Preferred Stock Purchase Rights (4)	3,000,000	$5.66	$16,980,000	$1,210.67

(1)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered under the Air Transport Services Group, Inc. Amended and Restated 2005 Long-Term Incentive Plan as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of determining the registration fee.
(3)	Calculated pursuant to Rule 457(c) and Rule 457(h)(1) based upon the average of the high and low prices of the Common Stock on The NASDAQ National Market on May 28, 2010, which was $5.66.
(4)	Prior to the occurrences of certain events, the Preferred Stock Purchase Rights will not be traded separately from the Common Stock.

EXPLANATORY NOTE

Air Transport Services Group, Inc. (the “Company”), a Delaware corporation, files this Registration Statement on Form S-8 (the “Registration Statement”), covering 3,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issuable under the Air Transport Services Group, Inc. Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”).

On May 12, 2009, the Company’s stockholders approved an amendment to the Plan to increase the number of shares of Common Stock reserved and available for issuance under the Plan by 3,000,000. This Registration Statement is filed pursuant to Rule 416(b) under the Securities Act in order to register the additional 3,000,000 shares of Common Stock, increasing the total number of shares registered under the Plan to 6,000,000. Pursuant to Rule 416 under the Securities Act, an additional registration fee is required and is being paid herewith.

The contents of the Registration Statement, on Form S-8 No. 333-125679, as previously amended by Post-Effective Amendment No. 1, are incorporated by reference pursuant to General Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8.	EXHIBITS.

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP (regarding validity of additional securities offered).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (contained in opinion filed in Exhibit 5.1).

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that if the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement, paragraphs (a)(1)(i) and (a)(1)(ii) will not apply.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilmington, State of Ohio, on June 2, 2010.

AIR TRANSPORT SERVICES GROUP, INC.

By:	/s/ W. Joseph Payne
W. Joseph Payne
Sr. Vice President, Corporate General Counsel & Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities listed below on June 2, 2010.

Signatures	Title

/s/ James E. Bushman	Director
James E. Bushman

/s/ James H. Carey	Director and Chairman of the Board
James H. Carey

/s/ Jeffrey A. Dominick	Director
Jeffrey A. Dominick

/s/ John D. Geary	Director
John D. Geary

/s/ Joseph C. Hete	Director, President & Chief Executive Officer
Joseph C. Hete	(Principal Executive Officer)

/s/ Randy D. Rademacher	Director
Randy D. Rademacher

/s/ J. Christopher Teets	Director
J. Christopher Teets

/s/ Quint O. Turner	Chief Financial Officer
Quint O. Turner	(Principal Financial Officer)

/s/ Jeffrey J. Vorholt	Director
Jeffrey J. Vorholt